QuickLinks -- Click here to rapidly navigate through this document

 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 9, 2004

DUANE READE INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-13843	04-3164702
(Commission File Number)	(I.R.S. Employer Identification No.)

440 Ninth Avenue
New York, New York	10001
(Address of Principal Executive Offices)	(Zip Code)

(212) 273-5700 (Registrant's Telephone Number, Including Area Code)

N/A (Former Name or Former Address, if Changed Since Last Report)

Item 12.    Results of Operations and Financial Condition.

        The following information regarding Duane Reade Inc. ("we," "us" or the "Company") was provided to potential lenders on July 9, 2004 by the Company in connection with proposed financing transactions to be entered into by the Company in conjunction with its acquisition (the "Acquisition") by affiliates of Oak Hill Capital Partners, L.P. For more information regarding the Acquisition and related financing transactions (collectively, the "Transaction"), please see the Company's statement on Schedule 14A, dated June 30, 2004, and its statement on Schedule 13E-3, as amended to date, which have been filed electronically with the Securities and Exchange Commission.

1.
Pro forma financial information

        The unaudited pro forma financial data set forth below reflects adjustments to our consolidated historical financial data to give pro forma effect to the Transaction, including:

  •
  the completion of the Acquisition;

  •
  the $234.0 million cash equity contribution by the investor group led by Oak Hill Capital Partners, L.P.;

  •
  the forfeiture by certain members of senior management of approximately $4.2 million of payments under existing contracts and our issuance of phantom stock to them;

  •
  an additional $74.6 million of borrowings under our amended asset-based revolving loan facility;

  •
  the borrowing of $155.0 million under our new senior term loan facility;

  •
  the issuance of $195.0 million of senior subordinated debt;

  •
  the repurchase of our outstanding 2.1478% senior convertible notes due 2022 for an aggregate purchase price of $201.0 million, plus the payment of $3.6 million of accrued but unpaid interest;

  •
  the elimination of certain expenses associated with being an NYSE-listed company;

  •
  the payment of an annual $1.25 million management fee, paid quarterly, to an affiliate of Oak Hill Capital Partners, L.P.; and

  •
  the incurrence of approximately $53.1 million of transaction expenses, including certain payments to members of our management.

        The unaudited pro forma statements of operations for the 13 weeks and 12 months ended March 27, 2004 and the year ended December 27, 2003 give pro forma effect to each of the above items as if the Transaction had occurred as of the beginning of the relevant period. The unaudited pro forma balance sheet at March 27, 2004 gives pro forma effect to each of the above items as if it had occurred on that date.

        The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that we believe are reasonable and may be revised as additional information becomes available. The pro forma adjustments and certain assumptions are described in the accompanying notes.

        The unaudited pro forma financial information set forth below should be read in conjunction with our historical financial information and "Management's Discussion and Analysis of Financial Condition and Results of Operations" which are included in documents we have filed with the SEC.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
At March 27, 2004
(in thousands)

	Actual	Pro Forma Adjustments		Pro Forma
Current assets
Cash and equivalents	$1,285	$—		$1,285
Accounts receivable, net	59,124	—		59,124
Inventories	250,029	—		250,029
Prepaid expenses and other current assets	17,751	—		17,751
Deferred income taxes	7,923	—		7,923

Total current assets	336,112	—		336,112
Property, plant and equipment, net	191,055	—		191,055
Other assets
Goodwill	161,625	1,339	(1)	162,964
Deferred income taxes	4,940	—		4,940
Other assets	99,651	12,230 102,822	(2) (3)	214,703

Total assets	$793,383	$116,391		$909,774

Current liabilities
Current maturities of capital lease obligations	$431	$—		$431
Accounts payable	76,837	—		76,837
Accrued liabilities	34,563	(3,582	)(4)	30,981

Total current liabilities	111,831	(3,582)		108,249
Long-term debt, excluding current maturities	276,470	223,530	(5)	500,000
Capital lease obligations	992	—		992
Deferred income taxes	—	—		—
Other non-current liabilities	65,357	4,198	(6)	69,555
Total shareholder's equity	338,733	(107,755	)(7)	230,978

Total liabilities and shareholder's equity	$793,383	$116,391		$909,774

The accompanying notes are an integral part of the
unaudited pro forma condensed consolidated financial statements.

Notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet
(in thousands)

(1)
Records the excess of the purchase price over the fair value of the net assets acquired, less the write-off of goodwill existing prior to the Acquisition.

(2)
Records the deferred financing costs capitalized in connection with the financing for the Acquisition, net of the write-off of deferred financing costs related to the early repayment of our senior convertible notes.

(3)
Records the write-up of identifiable intangible assets for the change in ownership of Duane Reade Inc. Our pro forma other assets are as follows:

Lease acquisition costs	$100,000
Customer lists	65,000
Executive split dollar life insurance policies	17,088
Software and systems development costs	9,305
Deferred financing costs	18,675
Security deposits	2,220
Other	2,415

Total	$214,703

(4)
Records the payment of accrued interest on the retirement of our indebtedness outstanding prior to the Acquisition.

(5)
To record the repayment of our existing indebtedness and the incurrence of new indebtedness in connection with the Acquisition. The following is a summary of our pro forma indebtedness:

Revolving credit facility	$150,000
New senior term loan facility	155,000
Senior subordinated debt	195,000

Total	$500,000

(6)
Records the liability for phantom stock issued to management.

(7)
Records the new equity investment of $234,000, net of related expenses and the retirement of our existing equity in connection with the Acquisition.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the thirteen weeks ended March 27, 2004
(in thousands)

	Actual	Pro Forma Adjustments		Pro Forma
Net sales	$349,550	$—		$349,550
Cost of Sales	273,785	—		273,785

Gross profit	75,765	—		75,765
Selling, general and administrative expenses	58,643	(422	)(1)	58,221
Labor contingency expense	1,100	—		1,100
Transaction expenses	1,102	—		1,102
Management fees	—	313	(2)	313
Depreciation and amortization	9,066	2,840	(3)	11,906
Store pre-opening expenses	157	—		157

Operating profit	5,697	(2,731)		2,966
Interest expense, net	3,437	5,053 300	(4) (5)	8,790

Income (loss) before income taxes	2,260	(8,084)		(5,824)
Income tax expense (benefit)	904	(3,593	)(7)	(2,689)

Net income (loss)	$1,356	$(4,491)		$(3,135)

The accompanying notes are an integral part of the
unaudited pro forma condensed consolidated financial statements.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the year ended December 27, 2003
(in thousands)

	Actual	Pro Forma Adjustments		Pro Forma
Net sales	$1,383,828	—		$1,383,828
Cost of Sales	1,087,092	—		1,087,092

Gross profit	296,736	—		296,736
Selling, general and administrative expenses	227,910	(1,344	)(1)	226,566
Labor contingency expense	12,600	—		12,600
Transaction expenses	644	—		644
Management fees	—	1,250	(2)	1,250
Depreciation and amortization	32,335	10,519	(3)	42,854
Store pre-opening expenses	1,063	—		1,063

Operating profit	22,184	(10,425)		11,759
Interest expense, net	14,117	20,069 1,485	(4) (5)	35,671
Debt extinguishment	812	(812	)(6)	—

Income (loss) before income taxes	7,255	(31,168)		(23,913)
Income tax expense (benefit)	2,181	(13,854	)(7)	(11,673)

Net income (loss)	$5,074	$(17,314)		$(12,240)

The accompanying notes are an integral part of the
unaudited pro forma condensed consolidated financial statements.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the twelve months ended March 27, 2004
(in thousands)

	Actual	Pro Forma Adjustments		Pro Forma
Net sales	$1,399,756	$—		$1,399,756
Cost of Sales	1,097,444	—		1,097,444

Gross profit	302,312	—		302,312
Selling, general and administrative expenses	232,979	(1,539	)(1)	231,440
Labor contingency expense	13,700	—		13,700
Transaction expenses	1,746	—		1,746
Management fees	—	1,250	(2)	1,250
Depreciation and amortization	33,844	10,897	(3)	44,741
Store pre-opening expenses	804	—		804

Operating profit	19,239	(10,608)		8,631
Interest expense, net	14,037	20,171	(4)	35,861
		1,653	(5)
Debt extinguishment	707	(707	)(6)	—

Income (loss) before income taxes	4,495	(31,725)		(27,230)
Income tax expense (benefit)	1,177	(14,102	)(7)	(12,925)

Net income (loss)	$3,318	$(17,623)		$(14,305)

The accompanying notes are an integral part of the
unaudited pro forma condensed consolidated financial statements.

Notes to the Unaudited Pro Forma Condensed Consolidated Statements of Operations
(in thousands)

(1)
Records the elimination of expenses associated with having listed equity securities.

(2)
Records a management fee payable to Oak Hill.

(3)
Records pro forma amortization expense relating to identifiable intangible assets with useful lives ranging from 7 to 10 years.

(4)
Records pro forma interest expense associated with the issuance of senior subordinated debt, the new senior term loan and additional borrowings under the amended asset-based revolving loan facility, and the elimination of interest expense on our senior convertible notes. A change in the overall interest rate of one-eighth percent would affect annual interest expense by approximately $0.6 million.

(5)
Records the pro forma amortization of deferred financing fees.

(6)
Records the reversal of debt extinguishment expense for debt retired as part of the Acquisition.

(7)
Records the adjustment to the tax provision resulting from the pro forma adjustments. The calculation contemplates a federal statutory tax rate of 35.0%, a combined New York State and New York City statutory tax rate (net of the federal benefit) of 10.6%, and an overall effective tax rate of 44.4%.

2.
The following are certain items affecting net income for the 12 months ended March 27, 2004:

(a)
The Company uses the "Last-In, First-Out" method of inventory valuation, which resulted in a non-cash increase in cost of sales of $0.4 million during the 12 months ended March 27, 2004.

(b)
For the 12 month period ending March 27, 2004, we incurred costs associated with certain litigation matters. We estimate that these non-recurring legal and professional fees represented approximately $4.5 million of our total legal and professional fees of $8.3 million during the period. The non-recurring litigation matters involve:

•
a claim for recovery of business interruption losses sustained as a result of the September 11 terrorist attacks and the destruction of two store locations at the World Trade Center. For the twelve month period ending March 27, 2004, the World Trade Center litigation was the largest of our non-recurring legal and professional fee items, at approximately $2.0 million;

•
claims by and cross-claims against a former supplier of pharmaceutical merchandise to us;

•
a claim brought against us by our delivery drivers, which as of March 27, 2004 had been substantially resolved, except as to the issue of legal fees to be paid to plantiffs' counsel;

•
a dispute involving a real estate renovation at a landmark location; and

•
various collective bargaining claims and other state and federal claims involving a labor union.

(c)
We incurred losses as a result of the regional power interruption in the Northeastern United States during August 2003. The majority of these losses (approximately $1.0 million) was a result of the lost sales and margin that resulted from our temporary inability to operate a majority of our store locations. We also incurred inventory losses of approximately $0.2 million and other minor expenses as a result of the blackout, including incremental labor costs.

(d)
In the third quarter of 2003, we initiated the implementation of a new shelf labeling program in our stores. The new shelf labeling system uses in-store printers and hand-held scanning devices to identify and print shelf labels for all merchandise in a store rather than individually pricing every item. The implementation cost for this new shelf labeling program was approximately $1.0 million which consists mainly of store labor costs associated with initial implementation. The shelf labeling program has provided us with savings from the reduced labor costs at the stores since the employees will no longer have to individually item-price the products. Had this program been in place in our stores for the entire twelve months ending March 27, 2004, we believe that store labor expenses over this period would have been reduced by approximately $2.7 million. Merchandise is now more accurately priced, with better visibility to customers.

(e)
During the first quarter of 2004, we implemented a reduction of general and administrative staff in anticipation of the Acquisition, and the related responsibilities were reassigned to existing personnel. We incurred approximately $0.2 million of severance and related costs associated with this work force reduction during the first quarter of 2004. The payroll and related costs for the individuals affected by the reduction for the twelve months ended March 27, 2004 were approximately $2.4 million.

3.
The following is a reconciliation of net income and cash flow from operating activities to EBITDA for the 1999, 2000, 2001, 2002 and 2003 fiscal years, and the thirteen weeks ended March 29, 2003 and March 27, 2004.

						Thirteen Weeks Ended
	Fiscal Year
						March 29, 2003	March 27, 2004
	1999	2000	2001	2002	2003
	(dollars in thousands)
Net income	$40,691	$22,676	$24,730	$15,577	$5,074	$3,112	$1,356
Income tax (benefit) expense	(10,471)	15,610	16,107	14,127	2,181	1,908	904
Interest expense, net	29,348	35,935	27,623	17,925	14,117	3,517	3,437
Depreciation and amortization	21,415	23,151	26,634	26,935	32,335	7,557	9,066
Debt extinguishment	—	—	2,616	11,371	812	105	—
Transaction expenses	—	—	—	—	644	—	1,102
Labor contingency expense	—	—	—	—	12,600	—	1,100
Other non-cash items (primarily deferred rent)	4,779	3,985	4,365	9,590	8,451	2,292	1,594
Insurance recovery	—	—	—	(9,378)	—	—	—
Cumulative effect of accounting change, net	—	—	—	9,262	—	—	—

EBITDA (LIFO Basis)	$85,762	$101,357	$102,075	$95,409	$76,214	$18,491	$18,559
Adjust LIFO (Income) Provision	—	—	—	(89)	360	150	240

EBITDA	$85,762	$101,357	$102,075	$95,320	$76,574	$18,641	$18,799

	Fiscal Year					Thirteen Weeks Ended
	1999	2000	2001	2002	2003	March 29, 2003	March 27, 2004
	(dollars in thousands)
EBITDA	$85,762	$101,357	$102,075	$95,320	$76,574	$18,641	$18,799
Adjust LIFO Income (Expense)	—	—	—	89	(360)	(150)	(240)

EBITDA (LIFO Basis)	85,762	101,357	102,075	95,409	76,214	18,491	18,559
Depreciation and amortization(a)	(21,415)	(23,151)	(26,634)	(26,935)	(32,335)	(7,557)	(9,066)
Other non-cash items (primarily deferred rent)	(4,779)	(3,985)	(4,365)	(9,590)	(8,451)	(2,292)	(1,594)
Labor contingency expenses	—	—	—	—	(12,600)	—	(1,100)
Transaction expenses	—	—	—	—	(644)	—	(1,102)
Insurance recovery	—	—	—	9,378	—	—	—
Debt extinguishment	—	—	(2,616)	(11,371)	(812)	(105)	—
Interest expense	(29,348)	(35,935)	(27,623)	(17,925)	(14,117)	(3,517)	(3,437)
Income taxes	10,471	(15,610)	(16,107)	(14,127)	(2,181)	(1,908)	(904)
Cumulative effect of accounting change, net	—	—	—	(9,262)	—	—	—

Net income	$40,691	$22,676	$24,730	$15,577	$5,074	$3,112	$1,356

Net income	$40,691	$22,676	$24,730	$15,577	$5,074	$3,112	$1,356
Adjustments to reconcile net income to
Cash provided by operating activities:
Depreciation and amortization(b)	22,827	24,878	28,098	28,836	34,271	5,117	6,276
Deferred tax provision	18,353	13,360	9,758	12,973	(1,788)	1,909	830
Cumulative effect of accounting change, net	—	—	—	9,262	—	—	—
Valuation allowance reversal	(30,843)	—	—	—	—	—	—
Non-cash rent expense and other	4,779	3,985	6,014	4,283	9,181	2,323	1,594
Changes in operating assets and liabilities (net effect of acquisitions):
Receivables	(12,719)	(10,686)	(12,816)	(4,323)	8,319	(150)	(5,435)
Inventories	(22,252)	(18,022)	(45,838)	(13,639)	(38,308)	(11,785)	10,509
Accounts payable	1,984	3,532	21,513	(11,312)	27,482	3,056	(8,421)
Prepaid and accrued expenses	(3,685)	(6,577)	(8,907)	6,857	(1,681)	693	6,645
Other assets/liabilities, net	(2,247)	(11,072)	3,210	(5,977)	4,894	(3,476)	(4,428)

Cash provided by operating activities	$16,888	$22,074	$25,762	$42,537	$47,444	$3,747	$12,194

(a)
Excludes amortization expense associated with deferred financing costs, which is included in the line item entitled "Interest expense."

(b)
Includes deferred financing cost amortization as described in footnote (a).

        As used in this report, EBITDA means earnings before interest, income taxes, depreciation, amortization, debt extinguishment, extraordinary events, Transaction expenses, labor contingency expense, non-recurring events, non-cash charges and credits related to the LIFO inventory valuation method and other non-cash items (primarily deferred rents). We believe that EBITDA, as presented, represents a useful measure of assessing the performance of our ongoing operating activities, as it reflects our earnings trends without the impact of certain non-cash charges. Targets and positive trends in EBITDA are used as performance measures for determining certain compensation for management. EBITDA is also used by our creditors in assessing debt covenant compliance. We understand that, although security analysts frequently use EBITDA in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to net income as an indicator of our operating performance, as an alternative to any other measure of performance in conformity with generally accepted accounting principles nor as an alternative to cash flow from operating activities as a measure of liquidity. The reader is cautioned not to put undue reliance on EBITDA or ratios calculated using EBITDA.

4.
We invested over $113 million in 100 net new stores over the last four fiscal years. Our stores typically reach sales and store contribution levels more consistent with our mature store base over a three to five year time horizon. As the 100 net new stores mature and economic conditions improve in our existing markets, we expect these stores to contribute significantly to our profitability. If these locations reached performance levels that our stores opened from 1997 to 1999 achieved in 2003, the 100 stores would have generated over $20 million of incremental net income and over $34 million in incremental store contribution.

  Reconciliation of Net (Loss) Income to Store Contribution for 100 Immature Stores
  ($ in millions)

	Current Performance	Difference	Potential Performance
Net (loss) income	$(8.3)	$20.6	$12.3
Income tax (benefit) expense	(3.5)	13.8	10.3
Interest expense	4.3	—	4.3
Deprecation & amortization (a)	9.9	—	9.9
Debt extinguishment	0.2	—	0.2
Transaction expense	0.2	—	0.2
Labor contingency expense	3.9	—	3.9
Store pre-opening expenses	1.1	—	1.1
General and administrative expense	15.1	—	15.1

Store contribution	$22.9	$34.4	$57.3

(a)
Excludes amortization expense associated with deferred financing costs, which is included in the line item entitled "Interest expense."

        New stores typically generate a strong return on capital. In 2003, the Company's stores opened in 2000 and 2001 had a blended pre-tax return on invested capital approximating 20%.

5.
The Company is currently expanding its offering of over 900 private label products, which, in fiscal 2003, accounted for 7.8% of front end sales and provided gross profit margins almost two times higher than its comparable branded products. The Company is targeting an expansion of its sales of private label products to approximately 11% of front end sales over the next three years. For seven of the last nine fiscal quarters the Company has achieved improved front-end selling margins when compared to the same fiscal periods in the prior year.

6.
After the Acquisition is completed, the Company expects to undertake a more selective growth strategy, which includes opening approximately 15 to 17 stores in 2004 and 10 to 12 stores in fiscal 2005 compared to an average of 25 store openings per year over the last four fiscal years. The following table outlines the potential near term de-leveraging that the Company may achieve as a result of the incremental cash flow that could be retained as a result of this more conservative strategy, assuming ten new stores are added annually.

($ in millions)	Average Store Construction Metrics	Annual Store Build	Cash Flow
Historical Aggressive Expansion Strategy (2000 to 2003 Avg.)
Initial Construction CAPEX	($1.5)		($36.3)
Year 1 Maintenance CAPEX	(0.1)		(2.3)
		X 25 =
Working Capital Requirement	(0.5)		(12.5)
Year 1 Store Contribution	0.0		0.9

Total Cashflows	($2.0)		($50.1)
New Targeted Expansion Strategy (2005 to 2008)
Initial Construction CAPEX	($1.5)		($14.5)
Year 1 Maintenance CAPEX	(0.1)		(0.9)
		X 10 =
Working Capital Requirement	(0.5)		(5.0)
Year 1 Store Contribution	0.0		0.4

Total Cashflows	($2.0)		($20.0)
		Incremental Annual Cash Flow Retained	$30.1
7.
As of March 27, 2004, we operated stores in the following locations:

Number of Stores
Manhattan, NY	126
Brooklyn, NY	31
Queens, NY	29
Nassau County, NY	13
New Jersey	13
Bronx, NY	10
Staten Island, NY	10
Westchester County, NY	7
Suffolk County, NY	3
Rockland County, NY	1

Total	243

        With the exception of one store located in Irvington, New Jersey, all of the stores are leased. Store leases are generally for 12 to 15 year initial terms. The average year of expiration for stores operating as of March 27, 2004 is 2013. Lease rates are generally subject to scheduled increases that average approximately

12% every five years. The following table sets forth the lease expiration dates of the leased stores over each of the next five years and thereafter. Of the 50 stores with leases expiring in the next five years, 23 have renewal options.

Year	No. of Leases Expiring	Number With Renewal Options
2004	4	0
2005	5	1
2006	7	3
2007	15	7
2008	19	12
Thereafter	192	90
8.
As of March 27, 2004, the Company had approximately 6,000 employees, 82% of whom were full time. Unions represent approximately 5,600 of the employees. Non union employees include employees at corporate headquarters, store and warehouse management and most part time employees, as well as approximately 40% of the store pharmacists. The distribution facility employees are represented by the International Brotherhood of Teamsters, Chauffeurs and Warehousemen and Helpers of America, Local 815. The Company's three year contract with this union expires on August 31, 2005. Employees in some stores are represented by the Allied Trades Council, or ATC, and other stores are represented by Local 340A New York Joint Board, UNITE AFL CIO, or UNITE. On August 31, 2001, the Company's collective bargaining agreement with the ATC expired after the Company was unable to reach agreement with the ATC on terms for a successor agreement. The ATC unsuccessfully attempted to strike at some of the stores, but the employees remained at work at all times and have been working under the terms of the December 6, 2001 implemented contract with the ATC, which expires on August 31, 2004. Duane Reade and the ATC are in litigation relating to the expired collective bargaining agreement. See the Company's Annual Report on Form 10-K/A filed June 16, 2004, "Item 3. Legal Proceedings" and the Company's Quarterly Report on Form 10-Q filed May 6, 2004, "Part II, Item 1. Legal Proceedings" for additional information. The current contract with UNITE which originally expired on April 1, 2004 has been extended by the mutual consent of UNITE and the Company through July 31, 2004 while the Company and representatives of UNITE negotiate terms of a new contract. The Company expects to further extend the contract if necessary while both sides continue their negotiations.

9.
During fiscal 2002, the Company experienced significant increases in shrink that it believes resulted from the recessionary economy and increased unemployment throughout its selling areas. In response, the Company established an increased operational focus that included:

•
introduction of improved online inventory stock ledger reporting for use by management in monitoring purchases and warehouse deliveries,

•
increased numbers of full time security guards in high shrink stores,

•
improved vendor direct delivery store level receiving procedures,

•
enhanced exception reporting of cashier transactions,

•
increased use of digital surveillance cameras,

•
implementation of other inventory control technologies,

•
a full time team of loss prevention professionals and an anonymous call in line to allow employees to report instances of theft, and

•
monitoring employee behavior and conducting ongoing audits of warehouse picking and receiving.

        As a result of these initiatives, the Company was successful in reducing the impact of shrink during the 2003 fiscal year and the first quarter of the 2004 fiscal year. Most recent inventories are reflecting shrink rates approximately 35% lower than they were at their peak.

10.
Capital Expenditures

        The following table illustrates the break out of growth capital expenditures and maintenance capital expenditures.

	Fiscal Year Ending December,						Thirteen Weeks Ended
						LTM 3/27/04	March 29, 2003	March 27, 2004
($ in thousands)	1999	2000	2001	2002	2003
New, remodeled and related stores	$33,981	$22,821	$36,818	$39,497	$29,074	$22,948	$13,949	$7,823
Office and warehouse expansions	—	—	—	528	2,070	2,070	0	0
Acquisitions	13,873	1,247	2,259	5,954	6,197	8,094	4,296	6,193

Growth capital expenditures	47,854	24,068	39,077	45,979	37,341	33,112	18,245	14,016
Maintenance capital expenditures	8,187	8,579	10,375	14,541	16,392	16,832	2,664	3,104

Total capital expenditures	$56,041	$32,647	$49,452	$60,520	$53,733	$49,944	$20,909	$17,120

11.
Lease Expense

        The Company's reported rent expense is adjusted for common area expenses, which would be incurred regardless of whether the property is owned or leased. Further, the adjusted rent expense excludes deferred rent which is a non-cash charge resulting from free months of rent upfront and increasing rental rates over time being amortized over the life of the lease.

($ in millions)	2003	LTM 3/27/2004
Reported Rent Expense(1)	$112.9	$116.7
Less: Common Area Charges	(12.4)	(14.1)
Less: Deferred Rent	(8.4)	(7.7)

Adjusted Rent Expense	$92.1	$94.9

(1)
Excludes equipment leases that average approximately $8 million per year.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This report contains forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. These statements relate to future events or our future financial performance with respect to our financial condition, results of operations, business plans and strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products such as private label merchandise, plans and objectives of management, capital expenditures, growth and maturation of our stores and other matters. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," or "continue" or the negative of those terms or other comparable terminology. These statements are only predictions and such expectations may prove to be incorrect. Some of the things that could cause our actual results to differ substantially from our expectations are:

  •
  the outcome of the legal proceedings that have been instituted against us and others following announcement of the Acquisition and the possible exercise of appraisal rights by shareholders in connection with the Acquisition;

  •
  the amount of the costs, fees, expenses and charges related to the Acquisition or any failure to complete the Acquisition;

  •
  the actual terms of the financings that will be obtained in connection with the Acquisition differing from those we currently expect;

  •
  the competitive environment in the drugstore industry in general and in the New York greater metropolitan area;

  •
  the ability to open and operate new stores on a profitable basis and to increase sales in existing stores;

  •
  the continued efforts of health maintenance organizations, managed care organizations, pharmacy benefit management companies and other third party payers to reduce prescription reimbursement rates;

  •
  the continued efforts of federal, state and municipal government agencies to reduce Medicaid reimbursement rates, modify Medicare benefits and/or reduce prescription drug costs;

  •
  the strength of the economy in general and the economic conditions in the New York greater metropolitan area, in particular, including changes in consumer purchasing power and/or spending patterns;

  •
  changes in the cost of goods and services;

  •
  trends in the healthcare industry, including continued conversion of various prescription drugs to over-the-counter medications and the increasing market share of internet-based and mail-order-based providers;

  •
  changes in federal and state laws and regulations, including the potential impact of changes in regulations surrounding the importation of pharmaceuticals from foreign countries;

  •
  liability and other claims asserted against us;

  •
  changes in our operating strategy or development plans;

  •
  our ability to attract, hire and retain qualified personnel, including our ability to attract qualified pharmacists;

  •
  our significant indebtedness;

  •
  interest rate fluctuations and changes in capital market conditions or other events affecting our ability to obtain necessary financing on favorable terms to fund the anticipated growth of our business;

  •
  labor disturbances, including any resulting from the suspension or termination of our collective bargaining agreements;

  •
  the continued impact of, or new occurrences of, terrorist attacks in the New York greater metropolitan area and any actions that may be taken by federal, state or municipal authorities in response to or in anticipation of such occurrences;

  •
  changes in our acquisition and capital expenditure plans;

  •
  our ability to continue to secure suitable new store locations under acceptable lease terms;

  •
  our ability to successfully implement and manage new computer systems and technologies;

  •
  our ability to limit fraud and shrink;

  •
  demographic changes; and

  •
  other risks and uncertainties detailed from time to time in our filings with the SEC.

        We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this report. We do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements.

        We caution you that the areas of risk described above may not be exhaustive. We operate in a continually changing business environment, and new risks emerge from time to time. Management cannot predict such new risks, nor can it assess the impact, if any, of such risks on our businesses or the extent to which any risk or combination of risks, may cause actual results to differ materially from those projected in any forward-looking statements. In light of these risks, uncertainties and assumptions, you should keep in mind that any forward-looking statement made in this report might not occur.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 9, 2004

DUANE READE INC.
By:	/s/ JOHN K. HENRY John K. Henry Senior Vice President and Chief Financial Officer

QuickLinks

Unaudited Pro Forma Condensed Consolidated Balance Sheet At March 27, 2004 (in thousands)
Notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet (in thousands)
Unaudited Pro Forma Condensed Consolidated Statement of Operations For the thirteen weeks ended March 27, 2004 (in thousands)
Unaudited Pro Forma Condensed Consolidated Statement of Operations For the year ended December 27, 2003 (in thousands)
Unaudited Pro Forma Condensed Consolidated Statement of Operations For the twelve months ended March 27, 2004 (in thousands)
Notes to the Unaudited Pro Forma Condensed Consolidated Statements of Operations (in thousands)
SIGNATURES